Exhibit 99.1

August 10, 2007

To Our Shareholders:

In spite of continued challenging economic conditions, Pavilion Bancorp finished the first six months of 2007 with improved financial performance and some significant strategic accomplishments.

Earnings for the six months ended June 30, 2007 were $1,195,000, an increase of 9.13% over the same period in 2006, reflecting improvements in net interest margin, deposit fee income, and expense reductions. Total loans decreased by $4,612,000, reflecting the slower economy and the bank’s proactive efforts to divest itself of potential problem loans. Nevertheless, net interest margin improved from a year-to-date level of 4.42% for the six months ended June 30, 2006, to the higher level of 4.56% for the same period in 2007. This demonstrates our continued effort to price both assets and liabilities in a manner that is beneficial to bank performance.

Total fee income remained flat, due principally to the weak mortgage origination market. This weakness was offset by our ability to increase fee income on deposit accounts, which rose 9.74% in the first six months of 2007, compared to the same period in 2006.

Another highlight of performance is our continued focus on non-interest expense reduction, which declined to $5,539,000 in the first six months of 2007 from a level of $5,750,000 for the same period in 2006. This constitutes an improvement of $211,000 or 3.67%.

All of these improvements led to earnings per share of $1.64 for the first six months of 2007 versus $1.49 for the same period in 2006. This is an increase of 10.35% and reflects our continued commitment, notwithstanding the difficult economic conditions, to render enhanced performance for our shareholders.

We are pleased to announce that the Pavilion Bancorp Board of Directors has approved a quarterly cash dividend for shareholders of $0.26 per share. This constitutes a $0.01 increase over the first quarter’s dividend and is an indication of our confidence in the strategic direction and performance of the bank. Your dividend is enclosed, for your convenience, with this statement.

In the area of strategic accomplishments, we continue to expand our branch franchise, having opened the new Tecumseh, Michigan branch on June 26, 2007. This full service branch enjoys an advantageous location on M-50 (Chicago Boulevard) in Tecumseh, with high visibility and traffic count. We continue to grow the new Hillsdale, Michigan branch, which opened in January of 2007, and are doing an increasing amount of commercial lending business in Angola, Indiana.

Our overall strategy is to grow in markets that are characterized by ‘Seeds, Sand, and Students’. ‘Seeds’ represent a rural, agricultural element. ‘Sand’ represents an abundance of lakefront properties. ‘Students’ represents the presence of colleges and universities. Wherever these three factors are found together, the economy tends to be more stable and less inclined to fluctuate with economic swings. Lenawee and Hillsdale Counties in Michigan, and Steuben County in Indiana, are our three primary markets, and each enjoys all three of these factors. Our diversification into Steuben County provides business development opportunities in one of the fastest growing counties in the state of Indiana.

On behalf of the Board of Directors, Management and Staff, we sincerely appreciate your continued support and look forward to exploring ways to further enhance the value of your investment.

Sincerely, /s/ Douglas L. Kapnick Douglas L. Kapnick Chairman	/s/ Richard J. DeVries Richard J. DeVries President & CEO

This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe,” “expect,” or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements.

CONSOLIDATED BALANCE SHEETS

(000's omitted)	Unaudited June 30,
	2007	2006

Assets
Cash and due from banks	$12,547	$11,293
Federal funds sold	-	10,240

Total cash and cash equivalents	12,547	21,533

Market value of securities available for sale	20,003	27,576

Loans held for sale	470	372
Total loans	245,564	243,691
Allowance for loan and lease losses	(2,967)	(2,694)

Net loans	242,597	240,997

Premises and equipment, net	10,270	6,563
Accrued interest receivable	1,986	1,760
Mortgage servicing assets	2,347	2,766
Other assets	980	1,035

Total assets	$291,200	$302,602

Liabilities and shareholders' equity

Liabilities
Deposits:
Noninterest - bearing	$44,867	$48,783
Interest - bearing	186,935	183,706

Total deposits	231,802	232,489
Federal funds purchased	9,989	-
Repurchase agreements-customers	2,376	3,305
Repurchase agreements-financial institutions	-	10,000
Federal Home Loan Bank advances	12,657	18,385
Subordinated debentures	-	5,000
Accrued interest payable	722	669
Other liabilities	2,122	2,574
Common stock subject to repurchase obligation in ESOP	2,716	3,076

Total liabilities	262,384	275,498

Shareholders' equity

Common stock and paid-in capital, No par value:
3,000,000 shares authorized; shares issued and
outstanding 725,935 - 2007; 736,765 - 2006	10,637	10,686
Retained earnings	18,233	16,705
Unrealized gain (loss) on securities available for sale	(54)	(287)

Total shareholders' equity	28,816	27,104

Total liabilities and shareholders' equity	$291,200	$302,602

CONSOLIDATED STATEMENTS OF INCOME

(000's omitted except for earnings per share)	Unaudited Six Months Ended June 30,
	2007	2006

Interest income
Loans, including fees	$9,234	$8,456
Securities	403	503
Federal funds sold and other	204	141

Total interest income	$9,841	$9,100

Interest expense
Deposits	3,427	2,446
Subordinated debentures	-	214
Other borrowed funds	354	557

Total interest expense	3,781	3,217

Net interest income	$6,060	$5,883
Provision for loan losses	293	105

Net interest income after
provision for loan losses	5,767	5,778

Noninterest income
Service charges on deposit accounts	1,070	975
Gains on sales of loans	381	563
Loan Servicing fees, net of amortization	48	54
Other	43	(39)

Total other income	1,542	1,553

Noninterest expense
Compensation and employee benefits	3,151	3,458
Premises and equipment	883	725
Other	1,505	1,567

Total other expenses	5,539	5,750

Income before income taxes	1,770	1,581
Federal income tax expense	575	486

Net income	$1,195	$1,095

Earnings per common share:	$1.64	$1.49